Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-271861

Prospectus Supplement No. 2

(To Prospectus dated October 2, 2023)

ECARX Holdings Inc.

23,871,971 CLASS A ORDINARY SHARES UNDERLYING WARRANTS,

291,679,672 CLASS A ORDINARY SHARES AND

8,872,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 2, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-271861), as amended and supplemented, including by Post-Effective Amendment No. 1 thereto (Registration Statement No. 333-271861), with the information contained in our Current Reports on Form 6-K, furnished with the Securities and Exchange Commission on November 16, 2023 and November 17, 2023. The Prospectus relates to (i) the issuance by ECARX Holdings Inc. of up to 23,871,971 Class A Ordinary Shares, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 291,679,672 Class A Ordinary Shares (including 8,872,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 8,872,000 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “ECX” and “ECXWW,” respectively. On November 13, 2023, the closing price of our Class A ordinary shares on Nasdaq was $3.32 per share, and the closing price of our warrants on Nasdaq was $0.0303 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2023

Commission File Number: 001-41576

ECARX Holdings Inc.

(Translation of registrant’s name into English)

ECARX office, 2nd Floor South, International House

1 St. Katharine’s Way

London E1W 1UN

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

ECARX Entered into Strategic Cooperation and Licensing Agreements with Xingji Meizu

ECARX Holdings Inc. (Nasdaq: ECX) (“ECARX” or the “Company”), a global mobility tech provider, through its subsidiary, entered into a strategic cooperation agreement and a licensing agreement dated November 15, 2023 with Hubei Xingji Meizu Group Co., Ltd. (“Xingji Meizu”). Pursuant to the strategic cooperation agreement, the Company and Xingji Meizu will further collaborate in the development and commercialization of the Flyme Auto intelligent cockpit solutions for three years. Pursuant to the licensing agreement, the Company has obtained certain rights to distribute the Flyme Auto intelligent cockpit solutions worldwide for three years with a total licensing fee of RMB150 million payable by the Company in installments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECARX Holdings Inc.

By		/s/ Jing (Phil) Zhou
Name	:	Jing (Phil) Zhou
Title	:	Chief Financial Officer

Date: November 16, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2023

Commission File Number: 001-41576

ECARX Holdings Inc.

(Translation of registrant’s name into English)

ECARX office, 2nd Floor South, International House

1 St. Katharine’s Way

London E1W 1UN

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

ECARX to Establish a Joint Venture with smart

ECARX Holdings Inc. (Nasdaq: ECX) (“ECARX” or the “Company”), a global mobility tech provider, through its subsidiary, has entered into a shareholders’ agreement dated November 16, 2023 with smart Automobile Co., Ltd. (“smart”), a subsidiary of smart mobility Pte. Ltd, to establish a China-based joint venture for the development of automotive operating system software, in which the Company and smart will beneficially own 49% and 51% of the equity interest in the joint venture, respectively. Subject to the satisfaction of certain conditions precedent, including antitrust clearance and other regulatory requirements, the Company will subscribe for its 49% of the equity interest in the joint venture for a subscription price of RMB 49 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECARX Holdings Inc.

By		/s/ Jing (Phil) Zhou
Name	:	Jing (Phil) Zhou
Title	:	Chief Financial Officer

Date: November 17, 2023